EXHIBIT 10.08

October 11, 2002

Mr. Fritz E. Freidinger

1001 Glenwood Lane

Glenview, Illinois 60025

Dear Fritz:

On behalf of Heidrick & Struggles, Inc., I am pleased to confirm the terms of your employment.

1.	Start Date. You will commence employment on December 2, 2002.

2.	Title. You will serve as General Counsel reporting to the Chief Executive Officer of Heidrick & Struggles International, Inc. (the “Company”), and you will be located in the Company’s corporate offices in Chicago. At the request of the Chief Executive Officer, you will also serve as Secretary.

3.	Base Salary. You will receive a monthly base salary of $16,666.66, which is $200,000.00 annually, subject to review on a 24-month basis.

4.	Target Bonus. You will participate in the Company’s Management Incentive Plan (Tier II); accordingly, your target bonus for 2003 will be $125,000 to be paid in March 2004. Your bonus for 2002 will be 50% of base salary (prorated based on months of service in 2002) and will be paid when bonuses are paid to management in March 2003. Bonuses (other than your 2002 bonus) are discretionary and are not earned until approved by the Compensation Committee and/or Board of Directors of the Company and, subject to the provisions of the Change in Control Severance Plan, will be payable only if you are in the Company’s employ on the regular bonus payment date. See attached for a description of the Management Incentive Plan.

5.	Other Plans. You will be entitled to participate in other management compensation plans, including the Management Stock Option Plan, the Change in Control Severance Plan at Tier II and the Severance Pay Plan as a Key Employee. In 2003, subject to the approval of the Compensation Committee of the Board of Directors, the

Mr. Fritz E. Freidinger

October 11, 2002

Company will grant you options to purchase 8,000 shares of the Company’s common stock under the Management Stock Option Plan.

6.	Sign-on Arrangements.

Cash. The Company will pay you a $30,000 sign-on bonus, less necessary deductions and withholdings, within your first 30 days of employment. If you resign from the Company’s employ within one (1) year of the receipt of your sign-on bonus, you will pay Heidrick & Struggles, Inc., on demand, the full amount of the sign-on bonus. If the Company terminates your employment for any other reason than Cause, or if you resign for “Good Reason” (see below), you will not be obligated to repay the sign-on bonus.

Options. The Company will grant to you an option to purchase 5,000 shares of Heidrick & Struggles International, Inc. common stock as soon as administratively feasible after you commence employment. The options will be granted at the closing price of the common stock as reported on NASDAQ on the day on which you commence employment or the first trading day thereafter, will vest at the rate of one-third on each of the first, second and third anniversaries of the date of grant and will have a term of 5 years from the date of grant.

The term “Cause” shall mean (a) fraud, or the embezzlement or misappropriation of funds or property of the Company or any of its affiliate by you, the conviction of, or the entrance of a plea of guilty or nolo contendere by you, to a felony, or a crime involving moral turpitude; (b) neglect, misconduct or willful malfeasance which is materially injurious to the Company or any of its affiliates; or (c) willful failure or refusal to perform your duties, or a willful, material breach of contract.

The term “Good Reason” shall mean a change in the location of your principal place of employment more than 50 miles in radius from its initial location without your approval.

7.	Benefits. You will be eligible to participate in the Company’s benefit programs and will receive a detailed guide shortly after your starting date. The Company’s benefit programs include group health and life/AD&D insurance, long-term disability, short-term disability salary continuation, time-off benefits (vacation, paid holidays, paid sick time), the Flexible Spending Account and the Heidrick & Struggles, Inc. 401(k) Profit-Sharing and Retirement Plan. The Company’s benefit programs, bonus programs and policies are reviewed from time to time by Company management and may be modified, amended, or terminated at any time.

Mr. Fritz E. Freidinger

October 11, 2002

8.	Expenses. You will also be eligible to participate in the Company’s Physical Examination and Financial Planning Program. The Company will reimburse you for all of your business expenses in accordance with its policies.

9.	Confidentiality. Your employment with the Company under this Agreement necessarily involves your access to and understanding of certain trade secrets and confidential information pertaining to the business of the Company and its affiliates. During the term of your employment with the Company and thereafter, you will not, directly or indirectly, without the prior written consent of the Company, disclose or use for the benefit of any person, corporation or other entity, or for yourself any and all files, trade secrets or other confidential information concerning the internal affairs of the Company and its affiliates, including, but not limited to, information pertaining to its clients, services, products, earnings, finances, operations, methods or other activities; provided, however, that the foregoing shall not apply to information which is of public record or is generally known, disclosed or available to the general public or the industry generally (other than as a result of your breach of this covenant). Notwithstanding the foregoing, you may disclose such information as is required by law during any legal proceeding or to your personal representatives and professional advisers and, with respect to such personal representatives and professional advisers, you shall inform them of your obligations hereunder and take all reasonable steps to ensure that such professional advisers do not disclose the existence or substance thereof. Further, you shall not, directly or indirectly, remove or retain, and upon termination of employment for any reason you shall return to the Company, any records, computer disks, computer printouts, business plans or any copies or reproductions thereof, or any information or instruments derived therefrom, arising out of or relating to the business of the Company and its affiliates or obtained as a result of your employment by the Company.

10.	Non-Solicitation/Non-Competition. During the term of your employment with the Company and for a period of six-months after the termination of your employment with the Company, you shall not (i) become an employee of or consultant to any principal competitor of the Company in substantially the same function as your employment with the Company or its affiliates in the twelve-months prior to termination of your employment or (ii) directly or indirectly solicit or hire, or assist any other person in soliciting or hiring, any employee of the Company or its affiliates (as of your termination of employment with the Company) or any person who, as of such date, was in the process of being recruited by the Company or its affiliates, or induce any such employee to terminate his or her employment with the Company or its affiliates.

Mr. Fritz E. Freidinger

October 11, 2002

11.	Other Legal Matters.

You will be an “employee at will” unless or until you and the Company otherwise agree in writing. The purpose of this arrangement is to permit either of us to terminate employment and compensation at any time with or without Cause or Good Reason, except for such period of notice as may be expressly provided in writing under written Company employment policies in effect at the time of such termination. Your initial and continuing employment will be subject to your having the ability to work legally in the United States.

You have advised the Company that your execution and performance of the terms of this Agreement do not and will not violate any other agreement binding on you or the rights of any third parties and you understand that in the event this advice is not accurate the Company will not have any obligation to you under this Agreement.

This letter agreement contains our entire understanding and can be amended only in writing and signed by you and the Chief Human Resources Officer. You specifically acknowledge that no promises or commitments have been made to you that are not set forth in this letter.

Any controversy or claim arising out of or relating to this agreement or for the breach thereof, or your employment, including without limitation any statutory claims (for example, claims for discrimination including but not limited to discrimination based on race, sex, sexual orientation, religion, national origin, age, marital status, handicap or disability; and claims relating to leaves of absence mandated by state or federal law), breach of any contract or covenant (express or implied), tort claims, violation of public policy or any other alleged violation of statutory, contractual or common law rights (and including claims against the Company’s officers, directors, employees or agents) if not otherwise settled between the parties, shall be conclusively settled by arbitration to be held in New York, New York, in accordance with the American Arbitration Association’s Employment Dispute Resolution Rules (the “Rules”). Arbitration shall be the parties’ exclusive remedy for any such controversies, claims or breaches. The parties agree they shall not seek any award for punitive damages for any claims they may have under this Agreement. The parties also consent to personal jurisdiction in New York, New York with respect to such arbitration. The award resulting from such arbitration shall be final and binding upon both parties. Judgment upon said award may be entered in any court having jurisdiction.

Mr. Fritz E. Freidinger

October 11, 2002

You and the Company hereby waive the right to pursue any claims, including but not limited to employment termination—related claims, through civil litigation outside the arbitration procedures of this provision, unless otherwise required by law. You and the Company each have the right to be represented by counsel with respect to arbitration of any dispute pursuant to this paragraph. The arbitrator shall be selected by agreement between the parties, but if they do not agree on the selection of an arbitrator within 30 days after the date of the request for arbitration, the arbitrator shall be selected pursuant to the Rules.

In the event of any arbitration hereunder, the parties agree each shall bear its or his own attorneys’ fees and costs associated with or arising from such arbitration or other proceeding.

Yours sincerely,

/s/ Kevin J. Smith

Kevin J. Smith Chief Financial Officer

Enclosures

Cc:	Piers Marmion

Knox Millar

Kathy Jensen Watts

I hereby accept the terms and conditions of employment as outlined above:

/s/ Fritz E. Freidinger	10-21-2002

Fritz E. Freidinger	Date